Exhibit 99.1

CONTACT:

VIVUS, Inc.	Investor Relations:	The Trout Group
Timothy E. Morris		Brian Korb
Chief Financial Officer		bkorb@troutgroup.com
650-934-5200		646-378-2923

	Media Relations:	GolinHarris
Adam Pawluk
apawluk@golinharris.com
917-288-9717

VIVUS FILES EUROPEAN MARKETING AUTHORIZATION APPLICATION FOR QNEXA® IN THE TREATMENT OF OBESITY

MOUNTAIN VIEW, Calif., Dec. 20, 2010 — VIVUS, Inc. (NASDAQ: VVUS) today announced that the company filed a Marketing Authorization Application (MAA) with the European Medicines Agency (EMA) for QNEXA® (phentermine/topiramate) Controlled Release Capsules in the European Union (EU). The proposed indication in the EU is for the treatment of obesity, including weight loss and maintenance of weight loss, and should be used in conjunction with a mildly hypocaloric diet.  If approved in the EU, QNEXA could be recommended for obese adult patients (BMI > 30 kg/m2), or overweight patients (BMI > 27 kg/m2) with weight-related co-morbidities such as hypertension, type 2 diabetes, dyslipidemia, or central adiposity (abdominal obesity).

Obesity is a global epidemic, with approximately 150 million European adults affected, and the prevalence rising rapidly. It is estimated that 1 in 13 annual deaths in the EU is likely to be related to excess weight.

“This centralized application for approval of QNEXA® in the EU is an important step toward our goal of meeting a significant and currently unmet medical need in the EU, a market of strategic importance to VIVUS,” said Leland Wilson, chief executive officer of VIVUS.

QNEXA® Achieves EMA 10% Weight Loss Benchmark Over Two Years

The mean weight loss for the mid- and full dose of QNEXA at the end of two years was 10.4% and 11.4%, respectively, which met the efficacy benchmark set by the EMA for obesity therapies. These results were shown to be sustained over a two-year period and were associated with significant improvements in weight-related co-morbidities such as hypertension, dyslipidemia and diabetes.

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040 Tel 650-934-5200 Fax 650-934-5389 www.vivus.com

The EMA filing is comprised of data from over 4,500 overweight or obese patients with a broad range of weight-related co-morbidities. Two-year, double-blind data from SEQUEL (OB-305) were also included in the filing to demonstrate durability of treatment response and long-term safety.

The EMA’s review of QNEXA® will follow their centralized marketing authorization procedure. If approved, QNEXA® could receive marketing authorization in all 27 EU member countries, potentially in late 2011.

About QNEXA Controlled Release Capsules

QNEXA® [kyoo-nek-suh] is an investigational drug being developed to address weight loss, type 2 diabetes and obstructive sleep apnea. QNEXA® is a once-a-day, proprietary, oral, controlled-release formulation of low-dose phentermine and topiramate, which together decrease appetite and increase satiety (the sense of feeling full), the two main mechanisms that impact eating behavior. In phase 2 and 3 clinical data to date, patients taking QNEXA® have demonstrated statistically significant weight loss, glycemic control and improvement in cardiovascular risk factors, when used in combination with a diet and lifestyle modification program.

About Obesity

Obesity is a chronic condition defined by having excess body fat. Obesity significantly increases the risk of developing many different diseases and health conditions, including type-2 diabetes, hypertension, metabolic syndrome, cardiovascular disease, some cancers and osteoarthritis. According to a report in The Lancet in 2009, morbid obesity shortens life expectancy by approximately 10 years, and moderate obesity shortens it by approximately 3 years.

More than half of EU adults are overweight or obese, according to the Organization for Economic Cooperation and Development. The European Association for the Study of Obesity, estimates that obesity-related medical expenses account for up to 8 percent of total annual healthcare costs in Europe.

About VIVUS

VIVUS is a biopharmaceutical company developing therapies to address obesity, sleep apnea, diabetes and male sexual health. The company’s lead product in clinical development, QNEXA®, has completed phase 3 clinical trials for the treatment of obesity and is currently being considered for approval by US regulators. QNEXA® is also in phase 2 clinical development for the treatment of type 2 diabetes and obstructive sleep apnea. In the area of sexual health VIVUS is in phase 3 development with avanafil, a PDE5 inhibitor being studied for the treatment of erectile dysfunction. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2009 and periodic reports filed with the Securities and Exchange Commission.

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